                                 EXHIBIT 10.10

                             EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of
                                  ---------
this 1st day of July, 1994, by and between IMAGE ENTERTAINMENT INC., a California corporation ("Image"), and JEFF FRAMER, an individual ("Executive").
                         -----                                     ---------

                                   RECITALS

      A. Image is engaged in the business of licensing, manufacturing, promoting, marketing and selling laserdisc format programming.

      B. Executive has unique experience with respect to sales and marketing, management and other aspects of the business of Image.

      C. Executive desires to render to Image, on an exclusive basis, Executive's professional services with respect to Executive's experience and abilities, and Image desires to secure, on an exclusive basis, Executive's services, on the terms and conditions set forth below.

      NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereto agree as follows:

1.    TERM OF AGREEMENT.

      Except as otherwise expressly set forth herein, this Agreement shall remain in full force and effect for a 2-year term commencing on the date hereof and ending on June 30, 1996 (the "Term"); provided, however, that
                                               ----    --------  -------
      unless Executive receives written notice on or before June 30, 1995 that this Agreement will not be renewed at June 30, 1996 the Term will automatically extend to June 30, 1997. In the event of any additional extensions, Image must give Executive at least 1 year's prior written notice if the Term will not be further extended.

2.    ENGAGEMENT.

      Subject to the terms and conditions contained herein, Image hereby engages the services of Executive (the "Services") and Executive hereby accepts
                                      --------
      such engagement and agrees to render Executive's Services to Image for the
      Term. Executive shall report directly to the President of Image and shall have the title of "CHIEF FINANCIAL OFFICER."

      a. EXTENT OF SERVICES AND DUTIES. Executive shall perform such duties, compatible with Executive's position as an "Executive Officer" (as defined below) and as a majority of the Board of Directors of Image may reasonably require. In rendering Services to Image, Executive shall use Executive's best efforts and ability to maintain, further and promote the interests and welfare of Image. For purposes of this Agreement "Executive Officer" shall include any person similarly
                       -----------------
            designated as an "Executive Officer" in that person's Employment Agreement with Image.

      b. EXCLUSIVE ENGAGEMENT. Executive hereby acknowledges and agrees that the engagement of Executive by Image under this Agreement is exclusive and that during the Term hereof Executive shall not, directly or indirectly, whether for compensation or otherwise, engage in any business that is competitive with the business of Image, or render any services of a business, commercial or professional nature to any other person or organization that is a competitor of Image or in a business similar to that of Image, without the prior written consent of Image.

3.    COMPENSATION.

      a. BASE SALARY. Image hereby agrees to pay Executive for Services to be rendered hereunder, including all services to be rendered as an Image director, a minimum annual base salary of $115,000 for each year of the Term, payable in equal biweekly installments or as otherwise provided in accordance with Image's regular Executive Officer compensation procedures in effect from time to time ("Base
            Salary") .                                                    ----
            ------

      b. BONUS COMPENSATION. Executive shall receive such bonus compensation equal to 5/8% of "Pre-Tax Profits" (as defined in Exhibit A), if any, as shall be payable to Executive in accordance with the terms and conditions of that certain Bonus Plan for Executive Officers, attached hereto and incorporated herein by this reference as Exhibit
            A. Image may modify the Bonus Plan from time-to-time and, so long as such modifications are of general applicability to all participants in such program, all such modifications shall be applicable to Executive hereunder ("Bonus Compensation") .
                                  ------------------

4.    STOCK OPTIONS.

      In addition to Base Salary and Bonus Compensation, Image may grant stock options to Executive in such form and amounts, and at such time or times, as Image's Board of Directors (or, if applicable, Image's stock option plan administrators) shall determine. If this Agreement is terminated early "Without "Cause" under Subparagraph 12(b) or due to a "Change In Control" under Paragraph 13, all unvested options granted to Executive will immediately vest. Further, unless this Agreement is terminated early for Cause under Subparagraph 12(a), all vested options granted to Executive shall be exercisable for the longest period permissible under the grant after employment ceases.

5.    FRINGE BENEFITS.

      a. Image agrees to provide Executive with fringe benefits including but not limited to the medical, dental and life insurance, expense allowance and vacation time described below:

            i. MEDICAL, DENTAL, LIFE & LONG-TERM DISABILITY INSURANCE. Image shall purchase (or, if applicable, maintain) during the Term medical, dental and life insurance for Executive, and provide coverage under the medical and dental policies for Executive's direct dependent beneficiaries (e.g., spouse and minor children), on terms no less favorable than the terms and conditions in effect as of the date hereof and at all times at least equal to that received by any other Executive Officer (collectively "Insurance").
                                 ---------

            ii. BUSINESS/TRAVEL EXPENSES. Executive shall be reimbursed in full for all reasonable and actual out-of-pocket business and travel expenses incurred in the performance of Executive's Services, on terms and at all times at least equal to that received by any other Executive Officer, provided Executive shall first present an itemized account of such expenditures together with supporting vouchers.

            iii. VACATION TIME. Executive is entitled to 4 weeks of paid vacation time per year of the Term. Any unused vacation time will continue to accrue throughout the Term and will not be subject to any offset, reduction, deduction or maximum accrual limitation of any kind.

6.    SEVERANCE.

      Upon expiration of the Term, Executive shall be entitled to receive:

      a.    Base Salary continuation for a period of 6 months; and

      b. a prorated portion of Bonus Compensation, if any, otherwise payable pursuant to Subparagraph 3(b) for 6 months or any partial fiscal year that has occurred prior to the expiration of the Term, whichever is greater; and

      c.    Insurance continuation for a period of 6 months.

7.    WITHHOLDING.

      There shall be deducted from all compensation payable to Executive hereunder (except Paragraph 5(b)(ii) compensation), such sums, including without limitation, social security, income tax withholding and unemployment insurance, as Image is by law obligated to deduct.

8.    CONFIDENTIALITY.

      In consideration of the payments to be received hereunder, Executive agrees as follows:

      a. That during the Term of this Agreement he will have access to and become acquainted with various "Trade Secrets" (as defined below) and proprietary information of Image. Except as Executive's duties may require or as Image may otherwise consent to in writing, Executive will not at any time disclose or use to the detriment of Image or the sole benefit of Executive, either directly or indirectly, and either during or subsequent to the Term hereof, any information, knowledge or data he receives in confidence or acquires from Image or which relates to the Trade Secrets of Image. For purposes of this Agreement "Trade Secrets"
                                                              -------------
            shall include, but not be limited to:

            i. Financial information, such as Image's earnings, assets, debts, prices, pricing structure, volumes of purchases or sales or other financial data, whether relating to Image generally, or to particular products, services, geographic areas, or time periods;

            ii. Supply and service information, such as goods and services, supplier's names or addresses, terms of supply or service contracts, or of particular transactions, or related information about potential suppliers, to the extent that such information is not generally known to the public, and to the extent that the combination of suppliers or use of a particular supplier, though generally known or available, yields advantages to Image, the details of which are not generally known;

            iii. Marketing information, such as details about ongoing or proposed marketing programs or agreements by or on behalf of Image, sales forecasts or results of marketing efforts or information about impending transactions;

            iv. Licensing or Distribution information, such as details about ongoing or proposed negotiations or agreements by or on behalf of Image, terms and details of such negotiations or agreements or results of licensing or distribution efforts or information about impending transactions; or,

            v. Customer information, such as any compilation of past, existing or prospective customers, customers' proposals or agreements between customers and status of customers accounts or credit, or related information about actual or prospective customers.

      b. That all files, records, documents, data information and customer lists are special, valuable and unique assets of Image and are essential to its continued business success, and that under no circumstance during the Term hereof or subsequent thereto will he influence or attempt to influence any employee of Image to terminate his or her employment with Image to work for any competitor of Image, nor shall the Executive solicit, directly or indirectly, any customers of Image or disclose or use for the purpose of such solicitation, without the prior written consent of Image, any files, records, documents, data, information, customer lists or any other proprietary information of Image.

      c. Executive acknowledges that any violation of the terms of this Paragraph 8 will constitute a material breach of this Agreement and will cause Image immediate and irreparable harm and that the damages which Image will suffer may be difficult or impossible to measure. Therefore, upon any actual or impending violation of this Paragraph 8, Image shall be entitled to the issuance of a restraining order, preliminary and permanent injunction, without bond, restraining or enjoining such violation by Executive or any entity or person acting in concert with Executive. Such remedy shall be additional to and not in limitation of any other remedy which may otherwise be available to Image.

9.    INDEMNIFICATION OF EXECUTIVE.

      Image will, to the maximum extent permitted by law, indemnify and hold Executive harmless against expenses, including reasonable attorney's fees, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of Executive's employment by Image. Image shall advance to Executive any expenses incurred in defending any proceeding to the maximum extent permitted by law. Image will at all times maintain directors' and officers' liability insurance ("D&O Insurance"), or have sufficient funds
                                      -------------
      to self-insure, in amounts and on terms at least as favorable as the D&O Insurance policy in effect on the date hereof.

10.   DEATH.

      In the event of Executive's death, this Agreement will terminate on the last day of the calendar month of Executive's death. In such event, Executive's personal representative, heirs or beneficiaries shall be entitled to receive:

      a. Base Salary continuation for a period of 6 months or the expiration of the Term, whichever occurs first; and

      b. a prorated portion of Bonus Compensation, if any, otherwise payable pursuant to Subparagraph 3(b) for 6 months or any partial fiscal year that has occurred prior to the effective date of termination, whichever is greater; and

      c. dependent Insurance continuation for a period of 6 months or the expiration of the Term, whichever occurs first.

11.   PERMANENT DISABILITY/SUSPENSION.

      If, for any reason including physical, mental illness, failure, refusal or other inability, Executive does not perform a majority of Executive's usual duties for a period of longer than 120 consecutive days, Image's obligation to pay Base Salary will be suspended. If the suspension is reasonably anticipated to exceed 180 consecutive days, Image may terminate this Agreement effective upon 30 days prior written notice to Executive. In such event, Executive shall be entitled to receive:

      a. Base Salary continuation for a period of 6 months or the expiration of the Term, whichever occurs first; and

      b. a prorated portion of Bonus Compensation, if any, otherwise payable pursuant to Subparagraph 3(b) for 6 months or any partial fiscal year that has occurred prior to the effective date of termination, whichever is greater; and

      c. Insurance continuation for a period of 6 months or the expiration of the Term, whichever occurs first.

      Disagreement as to the anticipation of a permanent disability/suspension and/or the date such permanent disability/suspension commenced shall be settled by the majority decision of 3 neutral arbitrators (or, if applicable, licensed physicians) one to be selected by each party to the dispute, the two thus appointed shall choose the third, and the three thus appointed shall constitute the board of arbitration. Such board, acting by majority vote within 30 days after choosing the third arbitrator, shall resolve such disagreement and their decision shall be final and binding on Executive, Image and any other person with an interest in the matter.

12.   TERMINATION.

      a. "CAUSE." In the event of "Cause" (as defined below), Image may terminate this Agreement at any time effective upon delivery of written notice to Executive. In such event, all of Image's obligations hereunder will immediately terminate without further liability. Moreover, Executive shall not be entitled to receive any severance, fringe benefits, compensation or other such rights, nor shall Executive be entitled to receive a pro-rata portion of Bonus Compensation otherwise payable pursuant to Subparagraph 3(b). For purposes of this Agreement "Cause" shall include, but is not limited
                                        -----
            to:

            i. Executive's (i) fraud, felonious conduct or dishonesty or (ii) willful misconduct or gross negligence in the performance of Executive's duties hereunder; provided, however, that bona
                                                --------  -------
                  fide disagreements or disputes as to expense reimbursement shall not be deemed fraud or felonious conduct or Executive's breach of any material provision of this Agreement; or

            ii. Executive's breach of any material provision of this Agreement or any other material agreement between Image and Executive.

      b. "WITHOUT CAUSE." Notwithstanding anything contained herein to the contrary, in the event this Agreement is terminated prior to expiration of the Term for any reason other than pursuant to Paragraphs 10 or 11 or for Cause, this Agreement shall be deemed to have been terminated "Without Cause" and Executive shall be entitled to receive all of the compensation, rights and benefits described in Paragraphs 3, 4 and 5 through the expiration of the Term and the severance described in Paragraph 6, as if this Agreement were in full force.

13.   CHANGE IN CONTROL.

      Notwithstanding anything contained herein to the contrary, the terms and conditions of this Paragraph 13 shall control following a "Change In Control" (as defined below).

      a. TERMINATION. In the event this Agreement is terminated prior to expiration of the Term for any reason other than pursuant to Paragraphs 10 or 11 or for Cause following a Change In Control, Executive shall be entitled to receive all of the compensation, rights and benefits described in Paragraphs 3, 4 and 5 for a period of 1 year following the effective date of termination or through the expiration of the Term, whichever is longer, and the severance described in Paragraph 6, as if this Agreement were in full force. If any other Executive Officer's options are acquired pursuant to a Change In Control, Executive's options will be acquired on terms and at all times at least equal to any other Officer. Executive must receive 30 days prior written notice of termination regardless of the reason for termination.

      b.    "CHANGE IN CONTROL."  For purposes of this Agreement "Change In
                                                                  ---------
            Control" shall mean and be deemed to have occurred on the earliest
            -------
            of the following dates:

            i. the date, pursuant to Section 13(d) of the Act and the rules promulgated thereunder, a person shall have acquired beneficial ownership of more than 45% of the Voting Stock;

            ii. the date the persons who were members of the Board at the beginning of any 24-month period shall cease to constitute a majority of the Board, unless the election, or the nomination for election by Image's shareholders, of each new director was approved by two-thirds of the members of the Board then in office who were in office at the beginning of the 24-month period; or

            iii. the date Image's shareholders shall approve a definitive agreement (a) to merge or consolidate Image with or into another corporation, unless the holders of Image's capital stock immediately before such merger or consolidation will, immediately following such merger or consolidation, hold as a group on a fully-diluted basis the ability to elect at least a majority of the directors of the surviving corporation (assuming cumulative voting, if applicable), or (b) to sell or otherwise dispose of all or substantially all the assets of Image.

      c. EXECUTIVE'S RIGHT TO TERMINATE FOR GOOD REASON. During the Term, Executive shall be entitled to terminate Executive's employment with Image for "Good Reason" (as defined below) following a Change In Control. For purposes of this Agreement "Good Reason" shall mean any of the following events which occurs without Executive's express written consent:

            i. the assignment of any duties inconsistent with Executive's status as an Executive Officer or a substantial alteration in the nature or status of Executive's responsibilities from those in effect immediately prior to a Change In Control other than any such alteration primarily attributable to the fact that Image may no longer be a public company;

            ii. a reduction by Image in Base Salary, except for across-the-board salary reductions similarly affecting all Executive Officers and any subsidiaries and all executives of any person, firm or entity in control of Image;

            iii. the relocation of Image's principal executive offices to a location more than 35 miles from the current locale or Image's requiring Executive to be based anywhere other than Image's principal executive offices except for required travel on Image's business to an extent substantially consistent with Executive's present travel obligations;

            iv. the failure by Image to continue in effect without material change any compensation or benefit plan in which Executive is entitled to participate, or the failure by Image to continue Executive's participation therein, or the taking of any action by Image which would directly or indirectly materially reduce any of the benefits of such plans enjoyed by Executive at the time of the Change In Control, or the failure by Image to provide Executive with the number of paid vacation days to which Executive is entitled hereunder, or the taking of any other action by Image which materially adversely changes the conditions or perquisites of Executive's employment;

            v. the failure of Image to obtain a satisfactory agreement from any successor to assume and agree to perform the Services contemplated by this Agreement;

            vi. any purported termination of employment which is not effected pursuant to Subparagraph 13(a), any such purported termination shall not be effective for purposes of this Agreement;

            vii. the failure of Image to maintain adequate D&O insurance coverage pursuant to the terms of this Agreement; or

            viii. the breach by Image of any material term of this Agreement.

      d. LEGAL FEES AND EXPENSES. If Executive is terminated following a Change In Control and Executive shall incur any legal fees or expenses as a result of (i) seeking to obtain or enforce any right or benefit provided by this Agreement or (ii) a claim of wrongful discharge or breach of this Agreement, Image agrees to pay or reimburse Executive for such fees and expenses; provided, however,
                                                            --------  -------
            that any claims giving rise to such fees or expenses must be made in good faith and for good cause. In the event there is a dispute regarding Executive's good faith or the merits of Executive's claim, and it is determined by the court that the claim lacked merit or was made in bad faith, Executive shall not be entitled to recover any fees and expenses including, reasonable attorneys' fees under the terms of this Agreement and Executive shall be limited to recover such fees and expenses, if any, as the court shall determine.

14.   GENERAL PROVISIONS.

      a. SUCCESSORS AND ASSIGNS. This Agreement is binding upon and shall inure to the benefit of the parties hereto, and any of their heirs, legatees, devisees, personal representatives, assigns and successors in interest of every kind and nature whatsoever. The parties hereto agree that Executive's services are personal and that this Agreement is executed with respect thereto. Executive shall have no right to sell, transfer or assign this Agreement in any manner whatsoever.

      b. ENTIRE UNDERSTANDING. This Agreement, and the Exhibits hereto, constitute the entire understanding and agreement between the parties with respect to the subject matter hereof; supersedes (I) any and all prior and preliminary discussions, and (ii) any and all prior written or oral and any and all contemporaneous written or oral agreements, understandings and negotiations between the parties; including but not limited to prior written or oral employment agreements and severance agreements, and, there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth or referred to herein. This Agreement shall not be modified, amended or altered except by an instrument in writing executed by the parties hereto.

      c. SEVERABILITY. In case one or more of the provisions contained in this Agreement (or any portion of any such provision) shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement (or any portion of any such provision), but this Agreement shall be construed as if such invalid, illegal or unenforceable provision (or portion thereof) had never been contained herein.

      d. WAIVER. The failure by Image, at any time, to require performance by Executive of any of the provisions hereof, shall not be deemed a waiver of any kind nor shall it in any way affect Image's rights thereafter to enforce the same.

      e. NOTICES. All notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be deemed to have been given 24 hours after deposit there of for mailing at any general or branch United States Post Office, enclosed in a registered or certified postpaid envelope and addressed as follows:

            To Image:         IMAGE ENTERTAINMENT, INC.
                              9333 Oso Avenue
                              Chatsworth, CA  91311
                              Attn:  General Counsel

            To Executive:     JEFF FRAMER
                              2225 Memory Lane

                              Westlake Village, CA  91361

            The parties hereto may designate a different place at which notice shall be given; provided, however, that any such notice of change of address shall be effective only upon receipt.

      f. GOOD FAITH. The parties hereto shall perform, fulfill and discharge their duties and obligations hereunder in a reasonable manner in good faith.

      g. GOVERNING LAW. This Agreement and all rights, obligations and liabilities arising hereunder shall be construed and enforced in accordance with the laws of the State of California.

      h. ATTORNEYS' FEES. In the event it becomes necessary to commence any proceeding or action to enforce the provisions of this Agreement, the court before whom the same shall be tried may award the prevailing party all costs and expenses thereof, including without limitation, reasonable attorney's fees, the usual, customary and lawfully recoverable court costs, and all other expenses in connection therewith.

      i. ADVICE OF COUNSEL. The parties represent and warrant that in executing this Agreement, they have each had the opportunity to obtain independent financial, legal, tax and other appropriate advice, and are not relying upon any other party (or the attorneys or other agents of such other party) for any such advice

      j. SUBJECT HEADINGS AND DEFINED TERMS. Subject headings and choice of defined terms are included for convenience only and shall not be deemed part of this Agreement.

      k. CUMULATIVE RIGHTS AND REMEDIES. The rights and remedies provided for in this Agreement shall be cumulative; resort to one right or remedy shall not preclude resort to another or to any other right or remedy provided for by law or in equity.


      IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first above written.
                              "Image":
                               -----
                              IMAGE ENTERTAINMENT, INC.,
                              a California corporation



                              By:/s/ MARTIN W. GREENWALD
                                 ----------------------------------------
                                    MARTIN W. GREENWALD, President



                              "Executive":
                               ---------


                              /s/ JEFF FRAMER
                              -------------------------------------------

                                 JEFF FRAMER, an individual

                                 EXHIBIT A to Jeff Framer's Employment Agreement

- --------------------------------------------------------------------------------
                               EXECUTIVE OFFICER

                            BONUS COMPENSATION PLAN
- --------------------------------------------------------------------------------

 .     OBJECTIVES OF THE PLAN.  In addition to Base Salary and stock options, to provide Executive Officer incentive compensation based upon Image's operating profits.

 .     "PRE-TAX PROFIT" PERCENTAGE.  The incentive compensation plan is designed to provide Executive Officers with a bonus based on Image's "Pre-Tax Profits," as defined on the attached. The actual amount earned pursuant to the Plan shall be based upon audited fiscal year end numbers and determined using the calculation method attached. Concurrent with the payment of Bonus Compensation, Image shall deliver to Executive a detailed statement setting forth the numbers and method of calculation.

 .     PAYMENT.  Bonus Compensation, if any, for the applicable fiscal year will be paid, using best efforts, at the earliest practicable date following completion of Image's annual audit, as conducted by Image's independent certified public accountants, and the filing of Image's Annual Report on Form 10-K for that fiscal year.

 .     AUDIT RIGHTS.  Executive shall be entitled to audit, at Executive's own expense, Image's records in order to verify any Bonus Compensation statement rendered hereunder. Any such audit shall be conducted by a certified public accountant upon reasonable notice to Image and during Image's normal business hours. Any statement not questioned by Executive in writing within 3 years from the date of such statement shall be deemed final and conclusive. In the event an audit reveals a discrepancy of 5% or more, Image shall bear the full cost of the audit and pay Executive interest on any underage at the highest rate permitted by law.

 .     DISPUTES.  Disagreement as to the computation of Bonus Compensation and/or any numbers used in such computation shall be settled by the majority decision of 3 certified public accountants, one to be selected by each party to the dispute, the two thus appointed shall choose the third, and the three thus appointed shall constitute the board of arbitration. Such board, acting by majority vote within 30 days after choosing the third arbitrator, shall resolve such disagreement and their decision shall be final and binding on Executive, Image and any other person with an interest in the matter.

 .     PRORATION OF BONUS COMPENSATION.  For any partial fiscal year for which
      Executive is entitled to receive Bonus Compensation, the proration shall be determined by multiplying total Net Profits for the fiscal year within which such partial fiscal year occurs by (a) the decimal equivalent of the applicable percentage bonus and by (b) a number equal to the number of months during any such partial fiscal year in which Executive was employed by Image (or, if applicable, such longer period as is set forth in the Employment Agreement), divided by 12.